TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT (the "Agreement"), effective as of this 7th day of December, 2009 (the "Effective Date") is entered into by and between **Exmovere Holdings, Inc.**, a Delaware corporation located at 1600 Tysons Blvd., 8th Floor, McLean, Virginia 22101 ("Exmovere") and **Sensatex, Inc.**, a Delaware corporation located at 4720 Montgomery Lane, Suite 400, Bethesda, Maryland 20814 (the "Sensatex," and together with Exmovere, the "Parties").

RECITALS

WHEREAS, the Parties entered into those certain Non Disclosure Agreements dated August 26, 2009 and (the "NDA"), the terms of which are incorporated hereto by reference;

WHEREAS, pursuant to that certain License Agreement between Sensatex and Georgia Tech Research Corporation ("GTRC") dated April 18, 2000, Sensatex is the exclusive licensee of certain patents pertaining to advanced textile materials and the monitoring of vital signs of infants, which includes patent applications, continuation applications, divisional applications, continuation-in-part applications, all foreign patent applications that correspond to any of the foregoing, and all patents which were issued from any of the foregoing, including any reissued patents (the "Sensatex IP");

WHEREAS, Exmovere wishes to develop and utilize Sensatex IP in combination with its "Exmobaby" product for the pediatric and child health monitoring marketplaces;

WHEREAS, Exmovere wishes to obtain from Sensatex, and Sensatex is willing to grant to Exmovere, a right and license under the Licensed Subject Matter (as defined hereinafter below) to develop such Exmobaby products; and

WHEREAS, Exmovere desires to obtain from Sensatex, and Sensatex is willing to grant to Exmovere, a right and license under the Licensed Subject Matter to manufacture, use and sell the Exmobaby product and materials developed based on Sensatex IP and incorporating the Sensatex IP in the Licensed Field (as defined hereinafter below);

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

1. "Licensed Field" shall mean the field of medical and non-medical pediatric applications for children six (6) years old and younger, including children's clothing and remote child monitoring applications.

2. "Licensed Subject Matter" shall include:

   2.1. The Sensatex intellectual property owned or otherwise held by Sensatex in, to or under patents and patent applications, whether domestic or foreign, and all divisions, continuations and continuations-in-part of any patent applications, and all patents which may issue from any patent applications, and all reissues, reexaminations and extensions

of patents, relating to Sensatex's advanced textile materials, as set forth at Exhibit __ attached hereto and incorporated herein by reference (the "Intellectual Property"); and

2.2. The SmartShirt integrated system, design files, Sensatex prototypes, swatches and fabric samples, marketing, advertising and stock photo files, related software code, comps, sketches, CAD drawings, and renderings, and all rights owned or otherwise controlled by Sensatex in, to or under technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data relating to Sensatex's advanced textile materials which are not covered by Intellectual Property Rights, but which are necessary for the practice and full utilization of inventions at any time disclosed or claimed under the Intellectual Property Rights (the "Technical Materials").

3. "Technology" shall mean all tangible and intangible results and items arising out of, developed in connection with or constituting the results of Exmovere's development of Sensatex's Intellectual Property under this Agreement and the Exmobaby product, including all ideas, inventions, discoveries, designs, know-how, notes, memoranda, documentation, and copyrighted materials, and all intellectual property rights constituting, embodied in, or pertaining to any of the foregoing.

4. "Affiliate" shall mean (a) any entity controlled, controlling or under common control with, directly or indirectly, at least fifty percent (50%) of the stock normally entitled to vote for election of directors of a party; or (b) any entity at least fifty percent (50%) of whose stock normally entitled to vote for election of directors is controlled, controlling or under common control with, directly or indirectly, a party, or, if such level exceeds that which is otherwise permissible in the country of residence of such entity, the maximum level permitted in such country.

2. **LICENSE**

1. Grant. Subject to the terms and conditions stated herein, Sensatex hereby grants to Exmovere a revocable, exclusive, worldwide right and license under Licensed Subject Matter to manufacture, have manufactured, use, offer to sell, sell and develop the Licensed Subject Matter to work with its Exmobaby product in the Licensed Field. Notwithstanding the foregoing, nothing in this Paragraph shall be construed to prevent Sensatex from granting a license in fields other than the Licensed Field.

2. License Limitation. In accordance with Paragraph 2.1 of this Agreement, if Exmovere fails to commercialize the technology or to begin making royalty payments to Sensatex as provided by this Agreement, within eighteen (18) months of the Effective Date, the exclusive worldwide right granted by Sensatex shall be immediately revoked Exmovere shall maintain only a non-exclusive right to the Licensed Subject Matter.

3. Ownership and Rights in Licensed Subject Matter. Sensatex shall own all right, title and interest in the Licensed Subject Matter.

4. Ownership and Rights in Technology. Exmovere shall own all right, title and interest in Technology developed, made or otherwise created solely by employees and consultants of Exmovere. Exmovere agrees to deliver to the Sensatex (i) a written description of any Technology developed, made or otherwise created by its employees and consultants as a result of this Technology License Agreement, and (ii) an example of tangible embodiments of such Technology, where applicable. Exmovere shall require each of its employees and

consultants to enter into confidentiality and proprietary rights agreements, in a form acceptable to Sensatex, irrevocably assigning any and all right, title and interest such employees and consultants might have in, to and under such Technology to Exmovere. All Technology developed by Exmovere using the Licensed Subject Matter shall be deemed to be Confidential Information and subject to that certain Non-disclosure Agreement executed by and between the Parties. Application and registration for intellectual property protection of Technology shall be the exclusive tight of Exmovere and such party shall bear the cost of such application and registration. Sensatex agrees to execute such documents, render such assistance, and take such other action reasonably requested by Exmovere in connection with application, registration, perfection, enforcement and defense of intellectual property rights relating to Technology developed, made or otherwise created.

5. Ownership and Rights in Jointly Developed Technology. Sensatex and Exmovere jointly shall own all right, title and interest in Technology developed, made or otherwise created jointly by employees and consultants of Sensatex and Exmovere.

6. Sublicenses. Sensatex agrees to grant, and hereby grants, to Exmovere a revocable, non-exclusive, worldwide, fully-paid, royalty-free right and license, together with the right to grant and authorize sublicenses, under intellectual property covering Technology developed as a result of this Technology License Agreement and owned by Exmovere to make, have made, import, use, offer for sale, sell and otherwise distribute tangible embodiments of such Technology in the Licensed Field, and to use such Technology in development projects.

7. No Other Rights. Except as expressly provided herein, no right, title, or interest is granted by Sensatex to Exmovere in, to or under the Licensed Subject Matter.

3. **PAYMENT**

1. Initial Technology License Fee. The initial fee for the rights and licenses granted hereunder, Exmovere shall deliver to Sensatex 200,000 shares of Exmovere Holdings, Inc. Common Stock, subject to SEC Rule 144, and a nonrefundable total one-time technology license fee equal to $5,000.00. In the event of a reverse stock split, Exmovere shall transfer stock to Sensatex in order to make Sensatex whole.

2. Royalty. For the life of this Agreement, Exmovere shall pay to Sensatex a royalty equal to: (a) Five percent (5%) on gross revenues from the entire Exmobaby system if Exmovere shall reach between two (2) and five (5) million dollars in gross revenue; and (b) Four percent (4%) on revenue earned from the Licensed Subject Matter.

3. Records, Reports and Payment of Royalties. During the term of this Agreement and for five (5) years thereafter, Exmovere shall keep complete and accurate records of the sale of Technology which, absent the right and license granted by Sensatex to Exmovere under this Agreement, would infringe Sensatex's rights under the Licensed Subject Matter in sufficient detail to enable the royalties payable to Sensatex under Section this Agreement to be determined. Within sixty (60) days after the end of each calendar quarter of sales, Exmovere shall furnish to Sensatex a written report setting forth the amount of sales during the prior quarter, together with royalties payable to Sensatex pursuant to Section 3.3. Exmovere shall permit Sensatex, or representatives of Sensatex which are reasonably acceptable to Exmovere, at Sensatex's expense, to periodically examine Exmovere's books, ledgers, and records during regular business hours for the sole purpose of, and only to the extent necessary, to verify reports furnished to Sensatex pursuant to Section 3.4; provided that

Sensatex delivers to Exmovere a written notice of Sensatex's intention to conduct an inspection not less than ten (10) business days in advance.

4. Interest on Royalty. Any royalty payment not paid on or before the date corresponding to forty five (45) days after the end of the calendar quarter for which such royalties are due and payable hereunder shall accrue interest at a rate equal to one percent (1%) per calendar month or, if less, the maximum rate permitted under applicable law.

4. **DEVELOPMENT PROGRAM**

4.1 Transfer of Licensed Subject Matter. Under the terms and conditions set forth herein, Sensatex shall provide Exmovere the Licensed Subject Matter within fifteen (15) days of the Effective Date. THE LICENSED SUBJECT MATTER SHALL BE TRANSFERRED UNDER THIS AGREEMENT IN AN "AS IS" CONDITION AND NO REPRESENTATION OR WARRANTY IS MADE WITH RESPECT TO ITS ACCURACY, USEFULNESS, OR RELIABILITY EXCEPT THAT NO INTENTIONAL MISREPRESENTATION IS BEING MADE THROUGH THIS TRANSFER.

4.2 Regulatory Approvals and Testing. Exmovere shall be responsible for obtaining necessary regulatory approvals and authorizations for the products to be developed as a result of this Technology License Agreement.

5. **PURCHASE OPTION**. At any time during the first twenty-four (24) months of this Agreement, Exmovere may, by giving written notice no later than thirty (30) days before the expiration of the 24-month period, elect to purchase all, but not less than all, of the assets of Sensatex at the purchase price of one million dollars (USD$1,000,000.00), payable in cash (by check or electronic funds wire transfer, at Sensatex's option). After delivery of the written notice by Exmovere, the parties shall enter into a written agreement setting forth the additional terms and conditions of the purchase. The closing of the purchase transaction shall occur within thirty (30) days after notice is given by Exmovere.

6. **REPRESENTATIONS, WARRANTIES AND COVENANTS**

6.1 Representations, Warranties and Covenants of Sensatex. Sensatex represents, warrants and covenants that: (i) Sensatex has the right to license and sublicense the Licensed Subject Matter; (ii) Sensatex has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in, to or under the Licensed Subject Matter, or any portion thereof, which is inconsistent with the rights and licenses granted to Exmovere herein; (iii) to the best of Sensatex' knowledge as of the Effective Date, the Licensed Subject Matter does not infringe any intellectual property right of any third party; (iv) there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the Licensed Subject Matter; (v) Sensatex is a corporation, duly organized validly existing and in good standing under the laws of the State of Delaware; and (vi) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Sensatex.

6.2 Representations, Warranties and Covenants of Exmovere. Exmovere represents, warrants and covenants that: (i) The Board of Directors of Exmovere have approved the payment of the Royalty amounts set forth herein, including, but not limited, the stock transfer to Sensatex; (ii) Exmovere is a corporation, duly organized validly existing and in good standing under the laws of the State of Delaware; and (iii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Exmovere.

6.3 Effect of Representations, Warranties and Covenants. It is understood that if the representations and warranties made by a party under this Article 5 are not true and accurate, or if the covenants made by a

party under this Article 5 are not upheld and complied with, and the other party incurs damages, liabilities, costs or other expenses as a result of such falsity or non-compliance, the party making such representations, warranties and covenants shall indemnify and hold the other party harmless from and against any such damages, liabilities, costs or other expenses incurred as a result of such falsity or such non-compliance.

7. **CONFIDENTIAL INFORMATION**. The terms and conditions of that certain Non-Disclosure Agreement by and between the Parties are hereby incorporated herein by reference and shall apply to the Licensed Subject Matter and Technology hereunder.

8. **INFRINGEMENT BY THIRD PARTIES**. Exmovere shall notify Sensatex if it learns of any possible infringement by any third party of the Intellectual Property Rights. In the event that Sensatex does not file suit against a substantial infringer of such patents or other rights granted herein within six (6) months after receipt of such notification from Exmovere, Exmovere shall have a right, but no obligation, to enforce any patent licensed hereunder on behalf of itself and Sensatex. Sensatex shall provide all reasonable assistance requested by Exmovere in connection with any action taken by Exmovere to enforce the Intellectual Property Rights. In any suit or dispute involving an infringor, the Parties shall cooperate fully, and upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit, at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

9. **INDEMNIFICATION**. Exmovere shall hold harmless and indemnify Sensatex, its officers, employees and agents from and against any claims, demands or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights and licenses granted hereunder by Exmovere, its Affiliates or their officers, employees, agents or representatives, except to the extent that any such claims, demands or causes of action arise as a result of Sensatex's negligence or misconduct.

10. **TERM AND TERMINATION**

10.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until the earlier of either the expiration of the term of the last patent within the Licensed Subject Matter or, if sooner, determination by a court or administrative agency of competent jurisdiction that the last patent within the Licensed Subject Matter is invalid or unenforceable.

10.2 Termination for Cause. Upon termination of this Agreement, all rights and licenses granted herein by Sensatex to Exmovere under the Licensed Subject Matter shall terminate and all Confidential Information of Sensatex received from Sensatex prior to such termination shall be promptly returned by Exmovere and Exmovere shall be no longer be entitled to use any such Confidential Information for any purpose. Either party may, without penalty, terminate this Agreement, effective upon written notice to the other party in the event of one of the following events:

10.2.1 The other party materially breaches this Agreement, and such breach remains uncured for thirty (30) days following written notice of breach by the non-breaching party, unless such breach is incurable, in which event termination shall be immediate upon receive of written notice;

10.2.2 To the extent permitted by applicable, a petition for relief under any bankruptcy statute is filed by or against the other party, or the other party makes an assignment for creditors, or a receiver is appointed for all or a substantial party of the party's assets, and such petition, assignment or appointment is not dismissed or vacated within sixty (60) days.

11. MISCELLANEOUS

1. Governing Law. This Agreement shall be governed by, and construed and interpreted, in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws.

2. Compliance with Laws. Each party shall perform this Agreement in compliance with all applicable federal, national, state and local laws, rules and regulations and shall indemnify the other party and its customers for loss or damage sustained because of such party's noncompliance with any such law, rule or regulation. Each party shall furnish to the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign federal, state, and/or governmental agency.

3. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY.

4. Force Majeure. Neither party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such party's control and without such party's fault or negligence.

5. Independent Contractors. The relationship of Sensatex and Exmovere established by this Agreement is that of independent contractors. Nothing in this Agreement shall be constructed to create any other relationship between Sensatex and Exmovere. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

6. Confidentiality of Agreement. Except as required by law, neither party to this Agreement shall disclose the contents or any term of this Agreement to any person or entity without the prior written consent of the non-disclosing party.

7. Assignment. The parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a third party without the prior written consent of the other party hereto. Notwithstanding the foregoing, a party may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise.

8. No Use of Names. Neither party will use the name of the other in its advertising or promotional materials without the prior consent of such other party. Neither Party shall make any press releases governing the Licensed Subject Matter, Technology, or the existence of this Agreement, without first obtaining prior consent of the other Party.

9. Notices. Any required notices hereunder shall be given in writing by certified mail or overnight express delivery service (such as FedEx) at the address of each party below, or to such other address or as either party may substitute by written notice. Notice shall be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

If to Sensatex:
Robert G. Kalik
KalikLewin

4720 Montgomery Lane
Suite 400
Bethesda, MD 20814

If to Exmovere: Exmovere Holdings, Inc.
David Bychkov
1600 Tysons Blvd.
8th Floor
McLean, Virginia 22101

11.10 Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

11.11 Severability. If any provision of any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

11.12 Entire Agreement. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements, and writings in respect hereto.

11.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and which together shall constitute one instrument.
IN WITNESS WHEREOF, Sensatex and Exmovere have executed this Agreement by their respective duly authorized representatives.

Sensatex, Inc.

By: ______________________

Exmovere Holdings, Inc.

By: ______________________